Exhibit 10.8

ADMINISTRATIVE SERVICES AGREEMENT

[SAFEWAY SERVICES TO BLACKHAWK]

THIS ADMINISTRATIVE SERVICES AGREEMENT is made this 2nd day of June, 2008, and made effective the 1st day of January, 2006 (the “Effective Date”), between Safeway Inc., a Delaware corporation (“Safeway”), and Blackhawk Network, Inc., an Arizona corporation and its Affiliates (“Blackhawk”).

WHEREAS, pursuant to its Alliance Partner Program, Blackhawk (a) contracts with Retailers to assist with the distribution and sale of Products through approved Alliance Partners, and (b) contracts with Alliance Partners to assist with certain distribution, management and advertising of Products;

WHEREAS, pursuant to that certain Gift Card Transfer and Management Agreement effective as of February 24, 2006, between Safeway Gift Cards, LLC (“SGC”), an Affiliate of Safeway, and Blackhawk (the “Gift Card Agreement”), Blackhawk performs certain services for SGC in connection with the Safeway branded gift card;

WHEREAS, Blackhawk requires certain administrative capabilities and services in connection with the Alliance Partner Program and the performance of the Gift Card Agreement;

WHEREAS, Safeway has personnel, facilities, data processing systems and expertise which can assist Blackhawk with administrative matters in the United States; and

WHEREAS, Blackhawk wishes to engage the services of Safeway and Safeway wishes to be retained by Blackhawk to provide certain services in accordance with the terms of this Agreement.

NOW THEREFORE the parties covenant and agree as follows:

1. Definitions. In this Agreement, unless the context otherwise requires:

(a) “Affiliate” means, with respect to a party, any firm, corporation, partnership, limited liability partnership, limited liability company, or other entity that now or in the future, directly controls, is controlled with or by or is under common control with a party. For purposes of the foregoing, “control” means: (a) where applicable, ownership directly of fifty percent (50%) or more of the voting power to elect directors thereof; or otherwise (b) the power to direct the management of such entity.

(b) “Agreement” means this Administrative Services Agreement including all recitals and exhibits.

(c) “Alliance Partner” means any retail merchant that, either directly or indirectly though a third party distributor, participates through written agreements in the retail sale of products distributed by Blackhawk as part of the Alliance Partner Program.

(d) “Alliance Partner Program” means, for purposes of this Agreement, the program described above operated by Blackhawk or its Affiliates.

(e) “Debit Cards” means all prepaid stored value re-loadable debit cards (including without limitation, payroll cards) or other electronic or digital debit payment mechanisms, which are not restricted to use in any particular named retail location, and all products and services relating to the reloading of stored value on such prepaid debit cards.

(f) “Gift Cards” means (i) Retailers’ branded stored value or branded prepaid cards (including, without limitation, amusement, theme, sports and other admission tickets) or other electronic or digital debit payment mechanisms, which, when activated, can be used to purchase Retailers’ services and merchandise; and (ii) prepaid stored value non re-loadable debit cards (including, without limitation, payroll cards) or other electronic or digital debit payment mechanisms, which are not restricted to use in any particular named retail location.

(g) “Phone Cards and Products” means (i) branded stored value prepaid debit cards or other electronic or digital payment mechanisms that may be used to purchase telecommunications services and (ii) prepaid telecommunications products “kits” comprised of a tangible good having an embedded or collateral element of a stored value telecommunications service.

(h) “Products” means (i) Gift Cards; (ii) Debit Cards; (iii) Phone Cards and Products; and (iv) other products offered from time to time via the Alliance Partner Program.

(i) “Retailer” means any person or entity that, either directly or indirectly through a Blackhawk approved third party distributor, participates in the Alliance Partner Program.

(j) “Service” means any one or more of the administrative services available from Safeway and described on Exhibit A hereto and as requested by Blackhawk of Safeway from time to time.

2. Interpretation. In this Agreement, unless the context otherwise requires:

(a) words importing the singular number only shall include the plural and vice versa, words importing any gender shall include all genders and words importing persons shall include companies, corporations, partnerships, syndicates, trusts and any aggregate of persons;

(b) all references to “party” or “parties” refer to the parties to this Agreement;

(c) references to a Section or exhibit are to a Section of or exhibit to this Agreement;

(d) any reference to a statute or regulation refers to that statute or regulation as amended or re-enacted from time to time;

(e) where a period of time is prescribed, dated or calculated from a date or event, the time shall be calculated excluding such date, or the date on which such event occurred;

(f) any reference to cancellation or termination shall be interpreted as preserving all of the rights, obligations and liabilities existing, arising, accrued or accruing at or prior to the time of such cancellation or termination; and

(g) all monetary amounts are in the lawful currency of the United States.

3. Engagement and Term.

(a) Blackhawk hereby retains the services of Safeway and Safeway agrees to provide the Services to Blackhawk in accordance with and subject to the terms of this Agreement.

(b) The engagement shall commence on the date hereof and continue until December 31, 2013 unless earlier terminated pursuant to this Agreement, and will automatically renew for successive periods of one (1) year until terminated by either party on not less than ten (10) days written notice prior to the next anniversary date of the Effective Date. Notwithstanding the foregoing, Blackhawk may terminate any specific Service and/or this Agreement, without penalty, with thirty (30) days prior written notice to Safeway. Safeway may terminate any specific Service and/or this Agreement with one hundred eighty (180) days prior written notice to Blackhawk provided that if Blackhawk, using its commercially reasonable efforts, is unable to either perform the Services itself or enter into a reasonable arrangement with a third party to perform the Services that Blackhawk will not perform itself, then Blackhawk will so notify Safeway and Safeway will continue to perform such Services for an additional period of one hundred eighty (180) days.

(c) A party may terminate this Agreement by giving to the other party written notice of such termination upon the other party’s (a) material breach of any material term (subject to the other party’s right to cure such breach within thirty (30) days (or five (5) business days in the case of a payment breach) after receipt of such notice); or (b) insolvency, or the institution of any insolvency, assignment for the benefit of creditors, bankruptcy or similar proceedings by or against the other party.

4. Provision of Services.

(a) Safeway shall provide to Blackhawk the Services as requested by Blackhawk from time to time.

(b) Safeway shall ensure that its systems properly support the Services and that its personnel (whether employees or contractors) are appropriately trained and capable to deliver the Services to Blackhawk accurately, timely and in a professional manner. Safeway and each such person assisting Safeway shall devote sufficient time and attention to the Services to ensure that all requested assistance is given in a commercially reasonable manner.

(c) Safeway agrees that, if requested by Blackhawk, Safeway will enter into a reasonable service level agreement with Blackhawk regarding one or more of the Services.

5. Confidentiality.

(a) For purposes hereof, “Confidential Information” of a party shall mean the terms of this Agreement and all information or material which (i) gives that party some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of that party; or (ii) which is either (A) marked “Confidential,” “Restricted,” or “Proprietary Information” or other similar marking, (B) known by the parties to be considered confidential and proprietary, whether or not marked as such, or (C) from all the relevant circumstances should reasonably be assumed to be confidential and proprietary, whether or not marked as such. Notwithstanding the foregoing, Confidential Information shall not include information which: (i) is or becomes generally known to the public by any means other than a breach of the obligations of a receiving party; (ii) was previously known to the receiving party or rightly received by the receiving party from a third party; or (iii) is independently developed by the receiving party without reference to information received from the other party.

(b) Unless otherwise provided under this Section, each party agrees to hold the other party’s Confidential Information in strict confidence in perpetuity. The parties agree not to make each other’s Confidential Information available in any form to any person or to use each other’s Confidential Information for any purpose other than the implementation of, and as specified in, this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information of either party is not disclosed or distributed by its employees, agents or contractors in violation of the provisions of this Agreement. This Section 5 supplements and does not supersede any existing non-disclosure or confidentiality agreements between the parties.

(c) In the event any Confidential Information is required to be disclosed by a receiving party under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction, or by a demand or information request from an executive or administrative agency or other governmental authority, the receiving party requested or required to disclose such Confidential Information shall, unless prohibited by the terms of a subpoena, order, or demand, promptly notify the disclosing party of the existence, terms and circumstances surrounding such demand or request, shall consult with the disclosing party on the advisability of taking legally available steps to resist or narrow such demand or request, and, if disclosure of such Confidential Information is required, shall exercise its reasonable best efforts to narrow the scope of disclosure and obtain an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information. To the extent the receiving party is prohibited from notifying the disclosing party of a subpoena, order or demand, by the terms of same, the receiving party shall exercise its reasonable efforts to narrow the scope of disclosure.

(d) Safeway’s Confidential Information shall remain the sole and exclusive property of Safeway, and Blackhawk’s Confidential Information shall remain the sole and exclusive property of Blackhawk.

(e) Privacy and Consumer Data. Each party covenants that any collection, storage, disclosure, transfer or use of personal information (including any information about an identifiable individual) will comply with all applicable federal, provincial, state, municipal or other laws governing the collection, storage or use of personal information.

6. Title to Intellectual Property. The parties agree that any Intellectual Property developed by or on behalf of Safeway following the Effective Date for the primary purpose of providing the Services to Blackhawk and any Intellectual Property of Blackhawk made available to Safeway in connection with the Services, and any derivative works, additions, modifications or enhancements thereof created by or on behalf of Safeway, are and shall remain the sole property of Blackhawk. Safeway agrees not to use Intellectual Property of Blackhawk for any purpose other than in connection with the provision of Services. To the extent that Safeway uses its own Intellectual Property in connection with providing the Services and such Intellectual Property was developed either prior to the effective date of this Agreement or following the effective date of this Agreement for a purpose other than the provision of the Services, such Intellectual Property, and any derivative works, additions, modifications or enhancements thereof created during the term hereof shall remain the sole property of Safeway. For purposes of this section 6, the term “Intellectual Property” means all data, information, look and feel, user interface, tools, software, trademarks, copyright, technologies, business processes, know-how and other intellectual property and proprietary information of a party.

7. Indemnities.

(a) Blackhawk shall indemnify, defend and hold harmless Safeway and its shareholders, officers, directors, employees, agents, Affiliates, parents and subsidiaries, and each of the successors and assigns of any of the foregoing (the “Safeway Indemnified Parties”), from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) incurred by or asserted against the Safeway Indemnified Parties (other than as to any claim brought by Blackhawk against Safeway) arising from, relating to, or in any way connected with (i) Blackhawk’s breach of its obligations under this Agreement, except to the extent that such shall be caused by the wilful misconduct, gross negligence or bad faith of Safeway, or (ii) any act or omission by Blackhawk which is in violation of any provision of this Agreement or any applicable laws or regulations.

(b) Safeway shall indemnify, defend and hold harmless Blackhawk and its shareholders, officers, directors, employees, agents, Affiliates, parents and subsidiaries, and each of the successors and assigns of any of the foregoing (the “Blackhawk Indemnified Parties”), from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) incurred by or asserted against the Blackhawk Indemnified Parties (other than as to any claim brought by Safeway against Blackhawk) arising from, relating to, or in any way connected with (i) Safeway’s breach of its obligations under this Agreement, except to the extent that such shall be caused by the wilful misconduct, gross negligence or bad faith of Blackhawk, or (ii) any act or omission by Safeway which is in violation of any provision of this Agreement or any applicable laws or regulations.

(c) Each party claiming indemnity shall promptly provide the other party with written notice of any claim, action or demand for which indemnity is claimed. The indemnifying party shall be entitled to control the defense of any action, provided that the indemnified party may participate in any such action with counsel of its choice at its own expense. The indemnified party shall provide reasonable cooperation in the defense as the indemnifying party may request and at the indemnifying party’s expense. No indemnifying party may settle a claim against an indemnified party without the prior written consent of such indemnified party or a complete release of claims against the indemnified party.

(d) EXCEPT IN CONNECTION WITH (I) ANY ACT OF FRAUD OR INTENTIONAL WRONG-DOING BY A PARTY, (II) ANY CLAIM THAT IS SUBJECT TO INDEMNIFICATION UNDER SECTION 7, OR (III) ANY CLAIM THAT ARISES OUT OF A BREACH OF CONFIDENTIALITY, IN NO EVENT SHALL EITHER PARTY OR ANY OF THEIR OFFICERS, DIRECTORS, MEMBERS, SHAREHOLDERS, EMPLOYEES, AFFILIATES, OR SUPPLIERS BE LIABLE TO THE OTHER PARTY, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (EVEN IF SUCH DAMAGES ARE FORESEEABLE, AND WHETHER OR NOT THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) RELATING TO, ARISING FROM OR UNDER, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

8. Cost for Services.

(a) In consideration of the Services provided by Safeway to Blackhawk as detailed in this Agreement, Blackhawk shall pay Safeway an amount equal to the actual amount of incremental cost to Safeway in providing the Services to Blackhawk which will be agreed to by the parties from time to time depending, in part, upon the Services requested by Blackhawk. The parties will negotiate and estimate all costs in good faith.

(b) Safeway shall, within thirty (30) days after the end of each of its fiscal periods (as defined below), deliver to Blackhawk an invoice for actual costs or a proforma invoice that contains an estimate of all agreed costs (which shall not include income taxes) and all disbursements made on Blackhawk’s behalf during such fiscal period, which shall be accompanied by reasonable documentation or explanation supporting such charges. If a proforma invoice was provided, Safeway shall, within thirty (30) days after the end of each of its fiscal quarters, deliver to Blackhawk an invoice that compares the proforma costs to actual costs and calculates any additional amounts due by Blackhawk to Safeway or any refund due by Safeway to Blackhawk for such quarterly period.

(c) Amounts payable by Blackhawk to Safeway pursuant to Section 8(a) shall accrue throughout each fiscal period and shall be paid by Blackhawk within thirty (30) days after receipt of invoice.

(d) The parties acknowledges that each employs a “52-53” week fiscal year that ends on the Saturday nearest December 31 and that there are thirteen fiscal periods in such fiscal years.

9. Notices.

(a) All notices, demands, consents, approvals or other communications provided for or permitted under this Agreement (collectively referred to as “notices”) shall be in writing, personally delivered to an officer or other responsible employee of the addressee or sent by registered mail, charges prepaid, or by facsimile, or other means of recorded telecommunication, to the applicable address set forth below or to such other address as a party to this Agreement may from time to time designate in such manner. Any notice so personally delivered shall be considered to have been validly and effectively given on the date of such delivery. Any notice so sent by registered mail shall be considered to have been validly and effectively given on the fifth day (excluding Saturdays, Sundays and statutory holidays at the address to which it is sent) following the day on which it is sent, as evidenced by the postal receipt. Any notice so sent by facsimile or other means of recorded telecommunication shall be considered to have been validly and effectively given on the day (excluding Saturdays, Sundays and statutory holidays at the address to which it is sent) following the day on which it is actually received. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but shall be given by personal delivery or by electronic communication.

To Blackhawk at:

5918 Stoneridge Mall Road

Pleasanton, CA 94588

Attention: Blackhawk Network – General Counsel

To Safeway at:

5918 Stoneridge Mall Road

Pleasanton, CA 94588

Attention: Safeway – General Counsel

10. Audit Rights. Each party shall have the right, during the term of this Agreement and for a period of one (1) year thereafter, to inspect and audit the other party’s records relating to such other party’s performance hereunder to ensure compliance with this Agreement. Any audit will be conducted not more than one (1) time per year, at mutually agreed upon times, upon reasonable prior written notice, and in a manner so as to minimize any disruption of the audited party’s normal business activities; provided however, that in the event of an underpayment of more than five percent (5%), the foregoing limit of one (1) audit per year shall be expanded to one (1) per calendar quarter. If Blackhawk is found not to have complied with its payment obligations hereunder by an amount equal to or exceeding five percent (5%) of such obligations for any calendar month, then Blackhawk shall reimburse Safeway for all reasonable costs associated with Safeway’s audit. Any overpayment or underpayment revealed by any audit hereunder shall be reimbursed promptly after the completion of such audit.

11. Assignment. Neither party may transfer or assign this Agreement or its obligations under this Agreement, in whole or in part, without the prior written consent of the other party. Any assignment contrary to the foregoing shall be void. Notwithstanding the foregoing, either party may assign this Agreement in whole (but not in part) to any parent, Affiliate, subsidiary or successor upon not less than thirty (30) days prior written notice to the other party.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any doctrine of conflicts of laws, including all matters of construction, validity, performance and enforcement.

13. Arbitration. Any controversy or claim arising out of or in any way connected with this Agreement or the alleged breach thereof shall be resolved by one (1) arbitrator, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect in San Francisco, California and shall be held in the San Francisco Bay Area. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Costs of AAA will be shared equally by both parties.

14. Force Majeure. Neither party shall be liable for any delay or failure in performance under this Agreement arising out of a cause beyond its reasonable control or without its fault or negligence. Such causes may include, but are not limited to fires, floods, earthquakes, strikes, unavailability of necessary utilities, blackouts, acts of God, acts of declared or undeclared war, acts of regulatory agencies, or national disasters.

15. Independent Contractor. The parties are independent contractors. Nothing in this Agreement shall be construed to create a joint venture, partnership, an agency relationship, or any other form of joint enterprise between the parties. Neither party has the authority, without the other party’s prior written approval, to bind or commit the other party in any way.

16. Entire Agreement. This Agreement and any attachments hereto set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior discussions, agreements and understandings of any kind, and every nature between them. This Agreement shall not be changed, modified or amended except in writing and signed by both parties.

17. Severability. If any provision of this Agreement (or any portion thereof) is determined to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby and shall be binding upon Blackhawk and Safeway and shall be enforceable, as though said invalid or unenforceable provision (or portion thereof) were not contained in this Agreement.

18. Waiver. The failure by either party to insist upon strict performance of any of the provisions contained in this Agreement shall in no way constitute a waiver of its rights as set forth in this Agreement, at law or in equity, or a waiver of any other provisions or subsequent default by the other party in the performance of or compliance with any of the terms and conditions set forth in this Agreement.

19. Third Party Beneficiaries. No third party is a third-party beneficiary to this Agreement.

20. Headings. The headings of this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation or construction of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written to be effective as of the Effective Date.

SAFEWAY INC.		BLACKHAWK NETWORK, INC.

By:	/s/ Robert A. Gordon	By:	/s/ Jerry N. Ulrich
Name:	Robert A. Gordon	Name:	Jerry N. Ulrich
Title:	Senior Vice President	Title:	CFO & CAO

Exhibit A

Type of Service	General Description of Services that Safeway will make available to Blackhawk
1. IT	Lease/use of hardware
Lease/use of software
Data transmission services
Data center and security
Development
PC support/Desktop services
Network support
Technical support
Security and risk management PCI compliance

2. Customer Support	Utilization of customer support center

3. Operations
Warehousing of card stock inventory
Distribution of card stock inventory
Merchandising
Racks, collateral

4. Facilities	Office space administration (including lease negotiations)/use of furniture
Security
Utilities
Telephones
Email
Mail

5. HR	Payroll
Payroll tax return preparation
Benefit Plans (including pension plan)
Stock plan administration

6. Tax	Income and non-income tax planning and compliance (domestic and international)
Income and non-income tax return preparation and administration
Sales tax compliance/local business licenses

7. Accounting	General ledger
US GAAP accounting consultation
Sub-ledger accounting
Account reconciliation
Accounts receivable
Accounts payable processing
Coordination of audit regarding Blackhawk’s financial statements
Sarbanes Oxley compliance consultation
Internal audit matters

8. Treasury
Bank account set up/maintenance
Cash management/investment services
Letters of credit
Parental guarantys

9. Insurance	Commercial and general liability insurance
Workers compensation insurance
Directors and Officers’ liability insurance

10. Other	Travel services